Sonic Foundry, Inc.
Annual Report on Form 10-K
For the Year Ended September 30, 2019

EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-194450 and 333-185489) and on Forms S-8 (File No. 333-222536, 333-201012, 333-190787, 333-159048, 333-151601, 333-119000, 333-45436, 333-75167) of our report dated March 15, 2019, relating to our audit of the consolidated financial statements of Sonic Foundry, Inc. and Subsidiaries as of and for the year ended September 30, 2018, which report appears in this annual report on Form 10-K for the year ended September 30, 2019 of Sonic Foundry, Inc. and Subsidiaries.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
December 19, 2019